Exhibit 3.3

CERTIFICATE OF AMENDMENT
CONNECTICUT WATER SERVICE, INC.

Pursuant to Sections 33-797 and 33-800 of the Connecticut Business Corporation Act, the Amended and Restated Certificate of Incorporation of Connecticut Water Service, Inc. a Connecticut stock corporation, is hereby amended as hereinafter set forth:

1.	The name of the corporation is Connecticut Water Service, Inc.

2.	The text of the amendment is as follows:

RESOLVED: That the Company is authorized to increase the authorized common stock of the Company, no par value, from 7,500,000 shares to 15,000,000 shares and that the Company’s Amended and Restated Certificate of Incorporation be amended so that, as amended, the first paragraph of Article FOURTH shall read in its entirety as follows:

Fourth: The amount of the capital stock of the Company hereby authorized is (a) $300,000, divided into 15,000 shares of Cumulative Preferred Stock of the par value of $20 each, (b) $800,000, divided into 50,000 shares of Cumulative Preferred Stock of the par value of $16 each, (c) $10,000,000, divided into 400,000 shares of Cumulative Preferred Stock of the par value of $25 each, (d) 15,000,000 shares of Common Stock without par value, and (e) 1,000,000 shares of Preference Stock, $1 par value.

The Company’s total authorized shares are increased to 16,465,000 from 8,965,000

3.	The Board of Directors adopted and approved the amendment on June 12, 2001.

4.	The Shareholders approved the amendment on August 6, 2001, as follows:

VOTE INFORMATION:

A. Designation, Outstanding Shares, Votes Entitled to be Cast, Votes Represented
As determined by record date, June 29, 2001.

Designations	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Votes Represented
Common Stock	5,052,104	15,156,312	4,229,314* or 83.7%
Cumulative Preferred Stock: Series A $20 par value	15,000	15,000	10,193 or 67.9%
*Eligible shares voted. Each common share has 3 votes; thus, Common votes
Represented=12,687,942

Exhibit 3.3

B. Voting Results
Total Number of Undisputed Votes Cast for the Amendment:

Common        [3,999,632 ] shares voted for amendment or
Stock        11,998,896 votes

Cumulative        [9,943 ] shares or votes
Preferred Stock:
Series A
$20 par value

The number of votes cast for the amendment was sufficient for the amendment’s approval.

Dated this 6th day of August, 2001.

CONNECTICUT WATER SERVICE, INC.
By /s/ David C. Benoit
Name: David C. Benoit
Title: Vice President, Finance and CFO